Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

KnowBe4, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee

Fees to be Paid	$4,756,860,385	(1)	.0001102	$524,207	(2)

Fees Previously Paid	$0			$0

Total Transaction Valuation	$4,756,860,385

Total Fees Due for Filing				$524,207

Total Fees Previously Paid				$0

Total Fee Offsets				$0

Net Fee Due				$524,207

(1)

Aggregate number of securities to which transaction applies: As of October 31, 2022, the maximum number of shares of the Registrant’s common stock to which this transaction applies is estimated to be 192,009,475, which consists of (1) 176,425,993 shares of common stock entitled to receive the per share merger consideration of $24.90; (2) 7,281,790 shares of common stock underlying stock options, which may be entitled to receive the per share merger consideration of $24.90 minus any applicable exercise price; (3) 3,441,279 shares of common stock underlying outstanding restricted stock units, which may be entitled to receive the per share merger consideration of $24.90; (4) a maximum of 201,218 shares of common stock underlying outstanding restricted stock units subject to performance-based vesting, which may be entitled to receive the per share merger consideration of $24.90 (assuming the shares are paid out at the target level of performance); and (5) 4,659,195 additional shares of common stock reserved for issuance pursuant to the employee stock purchase plan.

(2)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of October 31, 2022, the underlying value of the transaction was calculated based on the sum of (1) the product of 176,425,993 shares of common stock and the per share merger consideration of $24.90; (2) the product of 7,281,790 shares of common stock underlying stock options and $21.58 (which is the difference between the per share merger consideration of $24.90 and the weighted average exercise price of $3.32); (3) the product of 3,441,279 shares of common stock underlying outstanding restricted stock units and the per share merger consideration of $24.90; (4) the product 201,218 shares of common stock underlying outstanding restricted stock units subject to performance-based vesting and the per share merger consideration of $24.90 (assuming the shares are paid out at the target level of performance); and (5) the product of 4,659,195 shares of common stock reserved for issuance under the employee stock purchase plan and the per share merger consideration of $24.90. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .0001102.